Exhibit 99.1

Erasca Reports Third Quarter 2026 Business Updates and Financial Results

ERAS-0015 granted FDA Fast Track Designation for metastatic pancreatic adenocarcinoma; advancing toward three potentially registration-enabling trials in pancreatic and lung cancers

Updated ERAS-0015 monotherapy and nonclinical ERAS-0015/ERAS-4001 combination data to be presented at ENA; expect preliminary ERAS-4001 data in H2 2026 and ERAS-0015 data in H1 2027

Cash, cash equivalents, and marketable securities of $948 million as of September 30, 2026

SAN DIEGO, November 12, 2026 (GLOBE NEWSWIRE) -- Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today provided business updates and reported financial results for the fiscal quarter ended September 30, 2026.

“The emerging clinical profile of ERAS-0015 continues to support its potential as a foundational therapy across RAS-mutant cancers, both as a monotherapy and backbone for combination regimens,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “We are rapidly advancing toward three potentially registration-enabling trials in pancreatic and lung cancers. We are pleased that ERAS-0015 received Fast Track Designation for metastatic pancreatic cancer, which offers an opportunity for closer engagement with the FDA as we progress the program. With a strengthened balance sheet and experienced R&D leadership, we believe that we are positioned to execute our near-term milestones and advance programs addressing high unmet needs for patients with RAS-mutant cancers.”

Research and Development (R&D) Highlights

•
FDA Fast Track Designation for ERAS-0015: In August 2026, the U.S. Food and Drug Administration (FDA) granted Fast Track Designation (FTD) to ERAS-0015 for the treatment of patients with metastatic pancreatic adenocarcinoma. The designation is intended to facilitate development and expedite review of therapies for serious conditions with unmet medical needs and provides opportunities for more frequent FDA interactions as Erasca advances its planned Phase 3 trial in pancreatic cancer.
•
Presentations at the 38th EORTC-NCI-AACR (ENA) Symposium: In September 2026, Erasca announced two presentations at the ENA Symposium, taking place November 18–20, 2026, in Barcelona, Spain. An oral plenary presentation will feature updated ERAS-0015 monotherapy data from the ongoing AURORAS-1 Phase 1 trial, including additional patients and longer follow-up. A poster presentation will feature nonclinical data for the combination of ERAS-0015 and ERAS-4001 targeting active and inactive KRAS, including synergy in KRAS G12X-driven models.

Corporate Highlights

•
Strengthened R&D Leadership: In August 2026, Erasca appointed Charles Fuchs, M.D., M.P.H., as president of research and development, and David Chonzi, M.D., as senior vice president of global pharmacovigilance, both of whom joined Erasca’s leadership team.

•
Completed Upsized Financing: In July 2026, Erasca completed a successful upsized public offering, raising approximately $632.5 million in gross proceeds.

Key Upcoming Milestones

AURORAS-1 to -3: Trials for ERAS-0015 (potential best-in-class pan-RAS molecular glue)

•
Phase 1 monotherapy expansion data expected in the first half of 2027
•
Phase 1 combination dose escalation data, including panitumumab combination, expected in the first half of 2027
•
Potentially registration-enabling trial in second line or greater NSCLC expected to initiate in the first half of 2027
•
Phase 3 pivotal trial in first line PDAC expected to initiate in 2027
•
Phase 3 pivotal trial in RASm NSCLC expected to initiate in the second half of 2027 to the first half of 2028

BOREALIS-1: Phase 1 trial for ERAS-4001 (potential first-in-class pan-KRAS inhibitor)

•
Preliminary safety, tolerability, pharmacokinetics, and initial efficacy Phase 1 monotherapy data expected in the second half of 2026
•
Initiation of monotherapy expansion cohorts and combination dose escalation cohorts planned for 2027

Third Quarter 2026 Financial Results

Cash Position: Cash, cash equivalents, and marketable securities were $947.8 million as of September 30, 2026, compared to $341.8 million as of December 31, 2025. Erasca expects its current cash, cash equivalents, and marketable securities will be sufficient to fund the Key Upcoming Milestones set forth above in this press release.

Research and Development (R&D) Expenses: R&D expenses were $47.2 million for the quarter ended September 30, 2026, compared to $22.5 million for the quarter ended September 30, 2025. The increase was primarily driven by increases in expenses incurred in connection with clinical trials, preclinical studies, discovery activities, personnel costs, including stock-based compensation expense, outsourced services, and consulting fees.

General and Administrative (G&A) Expenses: G&A expenses were $12.3 million for the quarter ended September 30, 2026, compared to $10.1 million for the quarter ended September 30, 2025. The increase was primarily driven by personnel costs, including stock-based compensation expense.

Net Loss: Net loss was $51.3 million, or $(0.15) per basic and diluted share, for the quarter ended September 30, 2026, compared to $30.6 million, or $(0.11) per basic and diluted share, for the quarter ended September 30, 2025.

About Erasca
At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of patients with cancer. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements
Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the potential therapeutic benefits for each of our product candidates, including ERAS-0015 and ERAS-4001; the potential for ERAS-0015 to be a foundational therapy across RAS-mutant cancers, both as a monotherapy and backbone for combination regimens; our belief that we are positioned to execute on our near-term milestones and advance programs addressing high unmet needs for patients with RAS-mutant cancers; the planned advancement of our development pipeline, including the anticipated timing of data readouts for the AURORAS-1 and BOREALIS-1 trials; our expectations related to the timing of the initiation of our clinical trials and patient cohorts; our belief that we are quickly advancing toward three potentially registration-enabling trials in pancreatic and lung cancers; our expectations that our planned clinical trials will serve as registration-enabling studies; the potential for ERAS-0015 to be best-in-class; the potential for ERAS-4001 to be first-in-class or best-in-class; and the sufficiency of our cash, cash equivalents, and marketable securities to fund the Key Upcoming Milestones set forth in this press release. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the timing of our clinical data readouts, including for the AURORAS-1 to -3 and BOREALIS-1 trials, may be delayed; our product candidates, including ERAS-0015 and ERAS-4001, may not demonstrate therapeutic benefits that we expect; interim, topline and preliminary results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and as more patient data becomes available, including the risk that an unconfirmed partial response to treatment may not ultimately result in a confirmed partial response to treatment after follow-up evaluations; FTD may not result in a more expedited development or regulatory review process, and such a designation does not increase the likelihood that ERAS-0015 will receive marketing approval in the United States; our approach to the discovery and development of product candidates is based on our singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; results from preclinical studies not necessarily being predictive of future results; our assumptions around which programs may have a higher probability of success may not be accurate, and we may expend our limited resources to pursue a particular product candidate and/or indication and fail to capitalize on product candidates or indications with greater development or commercial potential; potential delays in the commencement, enrollment, data readout, and completion of clinical trials and preclinical studies; our dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; our planned potentially registration-enabling trials may be delayed based on FDA feedback or requirements, as the FDA retains broad discretion to require additional clinical data prior to the conduct of a registrational trial or submission for regulatory approval; even if our planned trials are successful, they may not support regulatory approval; unfavorable results from preclinical studies or clinical trials; the inability to realize any benefits from our current licenses, acquisitions, and collaborations, and any future licenses, acquisitions, or collaborations, and our ability to fulfill our obligations under such arrangements; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses, including our ability to successfully defend against allegations raised by, or any future litigation initiated by, Revolution Medicines (RevMed) that ERAS-0015 infringes patents held by RevMed or was derived from RevMed trade secrets; the sufficiency of our cash, cash equivalents, and marketable securities; we may use our capital resources sooner than we expect; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Erasca, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30,	December 31,
	2026	2025
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$947,820	$341,796
Working capital	611,200	257,728
Total assets	998,936	396,154
Accumulated deficit	(1,171,059)	(892,209)
Total stockholders’ equity	916,738	325,171

Erasca, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Operating expenses:
Research and development	$47,195	$22,474	$110,360	$69,613
In-process research and development	—	2,000	150,000	9,500
General and administrative	12,326	10,072	34,691	29,188
Total operating expenses	59,521	34,546	295,051	108,301
Loss from operations	(59,521)	(34,546)	(295,051)	(108,301)
Other income (expense)
Interest income	8,264	3,971	16,316	13,041
Other expense, net	(74)	(37)	(115)	(194)
Total other income (expense), net	8,190	3,934	16,201	12,847
Net loss	$(51,331)	$(30,612)	$(278,850)	$(95,454)
Net loss per share, basic and diluted	$(0.15)	$(0.11)	$(0.87)	$(0.34)
Weighted-average shares of common stock used in computing net loss per share, basic and diluted	344,241,816	283,681,570	320,111,548	283,434,073
Other comprehensive income (loss):
Unrealized (loss) gain on marketable securities, net	(2,936)	234	(4,813)	244
Comprehensive loss	$(54,267)	$(30,378)	$(283,663)	$(95,210)

Investor Contact:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

Media Contact:
Michael Fitzhugh
LifeSci Communications
mfitzhugh@lifescicomms.com

Source: Erasca, Inc.